                                                           FOR IMMEDIATE RELEASE

Contacts:  Carol DiRaimo, 913.967.4109              Laurie Ellison, 913.967.2718
           Vice President of Investor Relations     Communications Executive
                                                    Director

                 Applebee's International Enters into Agreement
                       to Acquire 12 Franchise Restaurants

OVERLAND  PARK,   KAN.,  April  12,  2005  -  Applebee's   International,   Inc.
(Nasdaq:APPB)  announced  today that it has reached an agreement  with The Ozark
Apples,  Inc., an existing  Applebee's  franchisee,  to acquire the assets of 12
Applebee's  restaurants.  The 12  restaurants,  one of which is currently  under development  and expected to open in June,  are located in Missouri,  Kansas and
Arkansas.

Steve Lumpkin,  chief financial officer, said, "As we've previously stated, part of our growth strategy is to use our strong balance sheet and  substantial  free cash flow for franchise  acquisitions.  The addition of these  restaurants  will provide  geographic  and  operations  synergy  to our  existing  base of company restaurants in Kansas City and St. Louis."

Lumpkin continued, "Fiscal year 2004 comparable sales for these restaurants were higher  than the system  average,  and  average  weekly  sales were in excess of
$50,000.  We believe the territory in which these  restaurants  are located will ultimately  support  a total of more  than 20  Applebee's  restaurants.  We look forward to welcoming this team of associates and their strong operating  culture to Applebee's International."

The acquisition of the restaurants is anticipated to close in the second quarter of 2005, subject to obtaining operating licenses and other third-party consents.
The company expects the addition of these  restaurants to be slightly  accretive to fiscal year 2005 earnings.

Applebee's International,  Inc., headquartered in Overland Park, Kan., develops, franchises and operates  restaurants under the Applebee's  Neighborhood  Grill &
Bar brand,  the largest  casual  dining  concept in the world.  There are nearly
1,700  Applebee's   restaurants  operating  system-wide  in  49  states  and  12 international countries.  Additional information on Applebee's International can be found at the company's website (www.applebees.com).

Certain statements  contained in this release,  are forward-looking and based on current expectations. There are several risks and uncertainties that could cause actual  results to differ  materially  from those  described,  including but not limited to the ability of the company  and its  franchisees  to open and operate additional  restaurants  profitably,  the ability of its  franchisees  to obtain financing, the continued growth of its

                                     -more-

April 12, 2005

franchisees,  and its ability to attract and retain qualified  franchisees,  the impact of intense  competition  in the casual dining  segment of the  restaurant industry,  and its  ability  to control  restaurant  operating  costs  which are impacted by market changes,  minimum wage and other  employment laws, food costs and  inflation.  For additional  discussion of the principal  factors that could cause actual results to be materially  different,  the reader is referred to the company's  current  report on Form 8-K filed with the  Securities  and  Exchange
Commission on February 9, 2005.  The company  disclaims any obligation to update these forward-looking statements.

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